Exhibit 107.1
Calculation of Filing Fee Table
FORM S-8
(Form Type)
Dave & Buster’s Entertainment, Inc.
(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	2,000,000	$32.13	$64,260,000.00	0.00015310	$9,838.21
	Total Offering Amounts					$64,260,000.00		$9,838.21
	Total Fee Offsets							$-
	Net Fee Due							$9,838.21
Offering Notes
1
(a)    Dave & Buster’s Entertainment, Inc., a Delaware corporation (the “Registrant”), is registering 2,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), that may be issued under the Dave & Buster’s Entertainment, Inc. Inducement Plan (the “Plan”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the Plan relating to adjustments for changes resulting from a stock dividend, stock split or similar change.
(b)    The offering price per unit and in the aggregate are estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $32.13 per share represents the average high and low sales prices of the Common Stock as quoted on the NASDAQ Global Select Market on July 9, 2025.
(c)    The number of shares of Common Stock listed in row 1 represents the shares that may be issued under the Plan.